Exhibit 99.1

NEWS	EMRISE
CORPORATION
2530 Meridian Parkway
Durham, NC 27713
(408) 200-3040 • (408) 550-8340
www.emrise.com

CONTACT:	Allen & Caron Inc
Brandi Festa	Rene Caron (investors) Len Hall (media)
Director Finance and Administration	(949) 474-4300
(408) 573-2705	rene@allencaron.com
bfesta@emrise.com	len@allencaron.com

EMRISE ANNOUNCES SECOND QUARTER AND FIRST HALF 2011 FINANCIAL RESULTS

Year-Over-Year Net Sales Up 7% and 11%, Respectively; Backlog Strong at $31 million

DURHAM, NC – August 15, 2011 – EMRISE CORPORATION (OTCBB: EMRI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced its financial results for its second quarter and six months ended June 30, 2011.

EMRISE Chairman and Chief Executive Officer Carmine T. Oliva said, “For the second quarter and first six months of this year, we recorded year-over-year increases in sales, while also building a strong backlog of deliverable orders, particularly in our electronic devices business.  Based on the current scheduling of a number of orders in the backlog, we expect to see an increase in shipments and revenue in the second half of 2011, which enables me to reconfirm our previously announced full-year 2011 revenue guidance of $33 million to $35 million.”

Oliva noted a number of operational highlights for the quarter that included:

•                  Year-over-year decreases in loss from continuing operations of 8 percent for the quarter and 27 percent for the first half of 2011;

•                  Year-over-year increases in sales of 7 percent for the quarter and 11 percent for the first half of 2011;

•                  Backlog increased to $31 million, up 14 percent and 83 percent, respectively, from backlog at the end of 2010 and at the end of the 2010 second quarter;

•                  Continued to pursue domestic and international strategic acquisition opportunities;

•                  Initiated a number of profit improvement actions at all operating units focused on minimizing the previously announced expected loss for the third quarter of 2011; and

•                  Positioned the Company to increase sales and achieve profitability for the fourth quarter of 2011.

Overall net sales in the 2011 second quarter were $7.0 million, an increase of 7 percent from net sales from continuing operations of $6.5 million in the second quarter of 2010, reflecting higher sales volumes in the Company’s electronic devices business segment.  Net sales for the first half of 2011 increased 11 percent to $15.0 million, from $13.6 million in the first half of 2010.

Net sales of electronic devices in the 2011 second quarter increased 19 percent to $4.7 million, up from $4.0 million in the second quarter of 2010 due to higher sales volumes for aerospace power supplies and, to a lesser extent, RF devices. Net sales of communications equipment decreased 11 percent to $2.2 million in the second quarter of 2011 from $2.5 million in the second quarter of 2010 due to lower sales volumes partially due to timing of the receipt of orders, the changing political climate in North Africa and a decline in infrastructure spending in the U.S.

Net sales of electronic devices for the first six months of 2011 increased 11 percent to $9.3 million, up from $8.4 million in the first half of 2010 due, in part, to higher sales volume in the second quarter of this year and to a lesser extent to exchange rate gains.  Net sales of communications equipment in the first six months of this year increased 10 percent to $5.7 million, up from $5.2 million as a result of increased sales in the first quarter of this year at the Company’s French subsidiary, partially offset by a modest decrease in sales at its U.S. subsidiary.

“While we experienced year-over-year improvements in sales in this year’s second quarter, in line with our earlier guidance, we incurred a loss for the quarter, primarily driven by lower gross margins,” Oliva added.  “Also, as announced in mid-July, due to the loss of a large order during the second quarter of 2011, the majority of which was expected to ship in this year’s third quarter, we expect to report a loss in the 2011 third quarter.  However, we have initiated a number of actions at each of our operating units that we believe will help minimize the expected third quarter loss.  We remain confident that the increased level of revenue from shipments of orders in the backlog in the last six months of 2011 will allow us to meet our revenue goals for 2011 and be profitable for the fourth quarter.”

Oliva also said that while the Company believes completing a strategic transaction is not as important as was believed last year, EMRISE is continuing to pursue and evaluate strategic acquisition opportunities in North America and Europe.

Overall gross profit, as a percentage of sales (“gross margin”), was 25.6 percent in the second quarter of 2011 compared to gross margin from continuing operations of 30.0 percent in the second quarter of 2010.  The majority of the decrease is the result of fluctuations in product mix and lower overhead absorption levels due to lower sales at one of our electronic devices business units and EMRISE’s U.S. communications equipment business unit.  Gross margin for the first half of 2011 was 26.9 percent compared to 28.7 percent for the same period of 2010.

Operating expenses for the second quarter of 2011 were $2.9 million, which was relatively consistent with the $3.0 million in operating expenses in the same period in 2010.  Selling, general and administrative expenses (“SG&A”) were in line with the Company’s expectations and, as a percentage of sales, improved from 39.6 percent in the second quarter of 2010 to 35.8 percent in the second quarter of 2011.  SG&A expenses, as a percentage of sales, in the 2011 third and fourth quarters are expected to remain at lower levels than the corresponding previous year periods, contributing to the expected profitability for the fourth quarter of 2011.  Operating expenses in both the first half of 2011 and 2010 remained relatively consistent at $6.0 million.

Loss from continuing operations in the second quarter of 2011 was $1.2 million, compared to a loss from continuing operations of $1.3 million in the 2010 second quarter.  The improvement in loss from continuing operations in the quarter, compared to the 2010 second quarter, was primarily due to significantly reduced interest expense of $0.7 million, partially offset by the absence of $0.3 million of gains from the valuation of warrants held by the Company’s former primary lender.

Net loss for the second quarter of 2011 was $0.9 million, or $0.08 loss per basic and diluted share, compared to $0.8 million, or $0.08 loss per basic and diluted share.  Contributing to the net loss in the second quarter of 2011 were lower gross margins, as previously discussed, substantially offset by lower interest expense recorded in the second quarter of 2011.  In the second quarter of 2010, the Company recorded gains of $0.3 million from the valuation of warrants held by the Company’s former primary lender, but there were no such gains in the second quarter of 2011 as a result of the repurchase of those warrants by the Company in August 2010.  Net loss in the second quarter of 2011 included after tax income from discontinued operations of $0.3 million, compared to after tax income from discontinued operations of $0.5 million in the 2010 second quarter.

Loss from continuing operations for the first half of 2011 was $2.1 million compared to $2.9 million in the first half of 2010, primarily due to the significantly reduced interest expense in 2011.  Net loss in the first half of 2011 was $1.8 million, compared to a net loss of $1.7 million in the first half of 2010, which included after tax income from discontinued operations of $1.2 million.  After tax income from discontinued operations in the first six months of 2011 was $0.3 million.

Backlog increased to $31.0 million as of June 30, 2011, up 14 percent from $27.1 million on December 31, 2010 and 83 percent from $17.0 million as of June 30, 2010.  The increase in backlog is primarily due to the increase of orders at the Company’s electronic devices business segment.  Management believes that a significant portion of the current backlog will be shipped within the next 12 months.

As of June 30, 2011, EMRISE’s cash and equivalents totaled $2.8 million as compared to $3.7 million at December 31, 2010.  The decline in cash was due in large part to the Company increasing inventories in 2011 in preparation for increased shipments in the second half of this year.  At June 30, 2011, the Company owed approximately $5.0 million in total debt compared to $4.7 million at December 31, 2010, which was primarily due to increases in borrowings on subsidiary financing arrangements.  Total debt at the end of the 2011 second quarter included $0.8 million in borrowings on financing arrangements, a $1.0 million term loan, $2.8 million in notes payable to former ACC shareholders, and $0.4 million in capital lease obligations.  Working capital at June 30, 2011 was $8.5 million.

The Adjusted EBITDA loss in this year’s second quarter was $1.0 million compared to Adjusted EBITDA loss of $0.9 million in last year’s second quarter.  The modest decline in Adjusted EBITDA is the result of a decline in gross profit in the current year quarter compared to the prior year quarter.  The Adjusted EBITDA loss in the first half of 2011 improved slightly to $1.7 million compared to $1.8 million in the first half of 2010.

Non-GAAP Financial Measures - Reconciliation of Non-GAAP Measures

This news release includes non-GAAP financial measures, as defined by SEC Regulation G, which management believes provide a meaningful trend of operating performance, and measure of liquidity and the Company’s ability to service debt.  The non-GAAP measure included in this news release is Adjusted EBITDA.  EMRISE defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, asset impairments charges, and net other income, less net gain or loss on discontinued operations.  A reconciliation between net income (loss) and Adjusted EBITDA is provided in the financial tables at the end of this news release.

Conference Call and Webcast

A conference call with EMRISE management is scheduled for 11:30 a.m. EDT (8:30 a.m. PDT) on Monday, August 15, 2011 to discuss the Company’s unaudited financial results for its second quarter ended June 30, 2011. To join the call, dial toll-free (877) 941-8418 five minutes prior to the scheduled start time. For callers outside the United States, dial +1 (480) 629-9809.  A live webcast of the call may also be accessed at www.emrise.com; the Events page at http://viavid.net; or on the EMRISE client page at www.allencaron.com. An archived replay of the webcast will be available shortly after the call through the same web links listed above and will be available for 90 days.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets.  EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks.  The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company’s Communications Equipment business segment.  The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board in-flight entertainment and connectivity systems is a primary growth driver for the Company’s Electronic Devices business segment. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France.  EMRISE is a publicly traded company whose common stock trades on the OTCBB under the symbol EMRI.  For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release, including achieving future profitability and minimizing loss; achieving an improvement in shipments, revenues and backlog; and meeting revenue goals for the year and other future-oriented matters are all forward looking statements within the meaning of the Private Securities Litigation Reform Act.  The actual future results of EMRISE could differ from those statements.  Factors that could cause or contribute to such differences include, but are not limited to, failure to meet working capital needs that causes supply interruptions or delays in shipments to customers; cost reductions that do not result in the anticipated level of cost savings or cost reductions that need to be reversed to meet operating needs; whether the global economic recession will have a further or deeper negative impact on the Company’s customers, vendors or suppliers that has a negative impact on the Company’s ability to ship backlog, increase sales or meet its sales forecasts; inability to develop new products or grow sales; unexpected costs, cost increases or lack of expected savings that affect the future profitability of EMRISE; inability to support the required development of new or existing products; unexpected delays, or additional delays as may be experienced by EMRISE customers, vendors or other circumstances which prevent timely shipment of current or future orders as expected.  The Company also refers you to those factors contained in the “Risk Factors” Section of EMRISE’s Annual Report on Form 10-K for the year ended December 31, 2010, its Current Reports on Form 8-K filed in recent months, and other EMRISE filings with the SEC.

TABLES FOLLOW

EMRISE CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net sales	$6,950	$6,474	$14,989	$13,566
Cost of sales	5,173	4,533	10,953	9,674
Gross profit	1,777	1,941	4,036	3,892

Operating expenses:
Selling, general and administrative	2,490	2,566	5,163	5,099
Engineering and product development	439	402	872	925
Total operating expenses	2,929	2,968	6,035	6,024
Loss from operations	(1,152)	(1,027)	(1,999)	(2,132)

Other income (expense):
Interest income	12	32	24	47
Interest expense	(83)	(746)	(169)	(1,570)
Other, net	(4)	147	(57)	291
Total other expense, net	(75)	(567)	(202)	(1,232)

Loss before income taxes	(1,227)	(1,594)	(2,201)	(3,364)
Income tax benefit	(43)	(303)	(58)	(439)
Loss from continuing operations	(1,184)	(1,291)	(2,143)	(2,925)
Discontinued operations:
Income from discontinued operations	416	975	416	1,887
Tax provision on discontinued operations	111	479	111	709
Income from discontinued operations	305	496	305	1,178

Net loss	$(879)	$(795)	$(1,838)	$(1,747)

Weighted average shares outstanding
Basic	10,667	10,213	10,667	10,213
Diluted	10,667	10,213	10,667	10,213

Loss (earnings) per share:
Basic
Continuing operations	$(0.11)	$(0.13)	$(0.20)	$(0.29)
Discontinued operations	$0.03	$0.05	$0.03	$0.12
Net loss	$(0.08)	$(0.08)	$(0.17)	$(0.17)
Diluted
Continuing operations	$(0.11)	$(0.13)	$(0.20)	$(0.29)
Discontinued operations	$0.03	$0.05	$0.03	$0.12
Net loss	$(0.08)	$(0.08)	$(0.17)	$(0.17)

EMRISE CORPORATION

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	June 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,795	$3,742
Accounts receivable, net of allowances for doubtful accounts of $113 at June 30, 2011 and $152 at December 31, 2010	4,954	5,573
Inventories	8,713	7,568
Current deferred tax assets	41	36
Prepaid and other current assets	697	1,336
Total current assets	17,200	18,255

Property, plant and equipment, net	864	863
Goodwill	5,115	4,931
Intangible assets other than goodwill, net	905	973
Deferred tax assets	263	259
Other assets	192	208
Total assets	$24,539	$25,489
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,449	$3,168
Accrued expenses	4,034	3,777
Lines of credit	789	411
Current portion of long-term debt	166	172
Income taxes payable	47	82
Other current liabilities	260	752
Total current liabilities	8,745	8,362

Long-term debt	4,065	4,092
Deferred income taxes	141	141
Other liabilities	816	874
Total liabilities	13,767	13,469
Commitments and contingencies
Stockholders’ equity:
Preferred stock,$0.01 par value. Authorized 10,000,000 shares no shares issued and oustanding	—	—
Common stock,$0.0033 par value. Authorized 75,000,000 shares; 10,667,337 issued and outstanding at June 30, 2011 and December 31, 2010	128	128
Additional paid-in capital	44,133	44,068
Accumulated deficit	(31,845)	(30,007)
Accumulated other comprehensive loss	(1,644)	(2,169)
Total stockholders’ equity	10,772	12,020
Total liabilities and stockholders’ equity	$24,539	$25,489

Reconciliation of Adjusted EBITDA to Net Loss

(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net loss as reported	$(879)	$(795)	$(1,838)	$(1,747)

Additions:
Depreciation and amortization	100	108	205	227
Stock based compensation	32	38	65	74
Interest expense, net	71	714	145	1,523
Other, net	4	(147)	57	(291)
Income tax benefit	(43)	(303)	(58)	(439)

Subtractions:
Income from discontinued operations	305	496	305	1,178

Adjusted EBITDA	$(1,020)	$(881)	$(1,729)	$(1,831)

Use of Non-GAAP Financial Measures

In evaluating its business, EMRISE considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, and net other income, less net income or loss on discontinued operations.  Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP.  Other companies may calculate similar measures differently than EMRISE, limiting their usefulness as comparative tools. EMRISE compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.